EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-72325, 333-37326 and 333-99859) on Form S-8 and (Nos. 333-122973 and 333-126672) on Form S-3 of our reports dated March 15, 2006 with respect to the consolidated balance sheet of Sanders Morris Harris Group Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Sanders Morris Harris Group Inc.

Our report dated March 15, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph which states that, in conducting the Company's evaluation of the effectiveness of its internal control over financial reporting, management excluded the acquisition of The Edelman Financial Center, which was completed by the Company in 2005. Our audit of the internal control over financial reporting of Sanders Morris Harris Group Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of Edelman Financial Center.

/s/ KPMG LLP

KPMG LLP

Houston, Texas
March 15, 2006